E X H I B I T 23(a)




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                       CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference, in this Registration Statement on Form S-8 of U.S. Trust Corporation, pertaining to the U.S. Trust Corporation Employee Stock Purchase Plan, of our report dated January 21, 1998, on our audits of the consolidated financial statements of U.S. Trust Corporation and subsidiaries as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996 and 1995, which report is included in the Annual Report on Form 10-K of U.S. Trust Corporation for the fiscal year ended December 31, 1997.



                                            /s/PricewaterhouseCoopers LLP





New York, New York
December 9, 1998